Dated:  October 16, 1998



ICON FUNDING CORP.
600 Mamaroneck Avenue
Harrison, NY 10528

     Re: Master Security Agreement dated as of June 8, 1998, between ICON Funding Corp., as lender (together with its successors and assigns, "you" or "Lender") and Perma-Fix Environmental Services, Inc., Perma-Fix Treatment Services, Inc., Perma-Fix of Dayton, Inc., Perma-Fix of Ft. Lauderdale, Inc., Perma-Fix of Florida, Tile., Perma-Fix of Memphis, Inc., Perma-Fix,
     Inc., and Perma-Fix of New Mexico, Inc., as co-borrowers (collectively, "Borrower"), and Secured Promissory Note(s) thereunder dated as of October 16, 1998 ("Note") by Borrower (tile Master Security Agreement and Note collectively, hereinafter referred to as the "Agreement")

Ladies and Gentlemen:

We, the undersigned, understand that you are contemplating a financing (a "Loan") of the equipment as more fully described on the Schedule attached hereto to Borrower pursuant to tile above-referenced Agreement (such equipment, together with all attachments and accessions thereto and all replacements, substitutions, products and proceeds thereof, hereinafter tile "Collateral").

Effective upon your making the Loan contemplated by the Agreement and for so long as any amounts remain outstanding under such Loan, we hereby agree that any and all liens or security interests we may have or later acquire in the Collateral pursuant to any agreement, indenture, or other instrument executed by Borrower, or which we may have by virtue of any Uniform Commercial Code financing statements filed by us against Borrower, shall be subject, subordinate and inferior to your liens or security interests you may have in the Collateral; provided only that your security interest in the Collateral is properly perfected and to the extent of that perfection. We hereby agree not to enforce or attempt to enforce any rights we may have against the Collateral unless we have obtained your prior written consent and in accordance with the terms of such consent. We further agree to hold in trust and promptly to remit to you any proceeds of the Collateral received by us and to cooperate with and assist you, upon your reasonable request and at your expense, in effecting the perfection of your security interest in the Collateral pursuant to the Agreement. Promptly upon your receipt of all sums payable to you by Borrower under the Agreement, you agree to so notify us and to terminate and release your security interest in the Collateral.

We make this statement knowing that you will rely upon it in making the Loan to Borrower.

Very truly yours,

CONGRESS FINANCIAL, INC.


By:      /s/Gary Dixon
   _______________________

Name:     Gary Dixon
     _____________________
Title:  Vice President
      ____________________